Exhibit 99.1

Telenet announces First Half 2008 results

•   Well on track to reach full year objectives: revenue up 8%, EBITDA up 11%

•   EBITDA growth outlook raised to 8%-10%

The enclosed information constitutes regulated information as defined in the Royal Decree of 14 November 2007 regarding the duties of issuers of financial instruments which have been admitted for trading on a regulated market.

Mechelen, August 5, 2008 – Telenet Group Holding NV (“Telenet” or the “Company”) (Euronext Brussels: TNET) announces its consolidated results under International Financial Reporting Standards as adopted by the European Union (“EU GAAP”) for the six months ended June 30, 2008.

HIGHLIGHTS

•	Continued strong growth in broadband, fixed telephony and digital TV subscriber base, adding a net aggregate 181,000 subscribers during the first half of 2008;

•	Revenue of €492.5 million, up 8% versus prior year;

•	EBITDA(1) of €242.4 million, up 11%, yielding an EBITDA margin of 49.2%;

•	Operating profit of €115.7 million, up 12%;

•	Capital expenditures(2) of €98.3 million, representing 20% of revenue;

•	Free Cash Flow(3) of €87.6 million, equivalent to 18% of revenue and flat versus prior year;

•	Full year EBITDA growth outlook increased to 8%-10% vs. prior year from 6%-8%;

•	Final agreement with Interkabel achieved; financial consolidation of activities expected by October 2008.

For the six months ended	June 2008	June 2007	Change %
Financial highlights (€ millions)
Revenue	492.5	456.7	8%
Net profit	49.0	117.7	-58%
Basic earnings per share (EUR)	0.45	1.16	-61%
Diluted earnings per share (EUR)	0.44	1.10	-60%
EBITDA (1)	242.4	218.2	11%
EBITDA margin %	49.2%	47.8%
Capital expenditures (2)	98.3	100.6	-2%
Capital expenditures as % of revenue	20%	22%
Free cash flow (3)	87.6	88.8	-1%
Operational highlights (000 serviced premises)
Total Cable TV	1,667	1,723	-3%
Analog Cable TV	1,188	1,414	-16%
Digital Cable TV (iDTV)	479	309	55%
Broadband internet	935	834	12%
Fixed telephony	589	500	18%
Mobile telephony	73	37	97%
Triple play customers (4)	359	271	32%
Services per customer relationship (4) (5)	1.65	1.53	8%
ARPU per customer relation (€ / month) (4) (6)	32.4	28.7	13%

(1)	EBITDA is defined as operating profit + depreciation and impairment + amortization + amortization of broadcasting rights, excluding costs related to stock purchase and option plans.

Telenet Group Holding NV – Earnings Release First Half 2008

(2)	Capital expenditures are defined as additions to property, equipment and intangible assets as reported in our consolidated balance sheet on an accrued basis.

(3)	Free cash flow is defined as net cash provided by operating activities, excluding cash related to the purchase and sale of derivatives and excluding accelerated interest payments under discounted debt instruments; less cash used in investing activities, excluding acquisitions.

(4)	On Telenet Network only, excluding Partner Network.

(5)	Customer relationships are equal to the analog and digital basic cable TV subscribers on our owned network (Telenet Network).

(6)	Average monthly revenue (ARPU) per customer relationship is calculated as follows: average total monthly recurring revenue (including revenue earned from carriage fees and excluding interconnection revenue, installation fees, mobile telephony revenue and set top box sales) for the indicated period, divided by the average of the opening and closing customer relationships for the period.

Commenting on the results, Duco Sickinghe, Telenet’s Chief Executive Officer, stated:

“With the first six months of the year now behind us, I am pleased to see that we are well on track to reach our objectives for the full year 2008. The strong sequential growth across all our core product lines – an aggregate 181,000 new subscribers for the first half – are evidence that our comprehensive portfolio of leading stand-alone products and attractively priced bundled offerings has done well in this ever increasing competitive market. Our interactive digital TV product is more and more becoming the centerpiece in our customers’ entertainment lifestyle, with a digitalization rate of close to 30% now. Our other key product, broadband internet, continues to claim its speed leadership in each of its tiered categories amongst the Belgian market as we have upgraded downstream speeds and volume limitations for the low- and mid-tier broadband products. Without increasing the subscription fees, we added more value for our customers to our propositions, implying reduced prices on a per megabit basis next to the complementary customer care, embedded security and other features on our reliable network.

Solid growth in revenue of 8%, alongside a focus on costs and further process improvements have generated an EBITDA growth of 11%, yielding an EBITDA margin of 49.2% for the first half of 2008 and 50.4% for the second quarter only. Our operating profit increased by 12%, while our net profit jumped to €49 million for the first half, including €41 million non-cash profit from our interest rate hedges. Capital expenditures were at 20% of revenue for the first half of 2008. In June, we successfully completed the Expressnet network upgrade project, creating the path to start implementing the next phase of our 600 Mhz bandwidth extension program, in line with our long-term investment objectives to pursue a durable and high performing network. Despite the higher cash interest expenses resulting from increased debt levels, our free cash flow was at €88 million which is stable compared to last year and represents 18% of revenue. Our sustained growth in EBITDA demonstrates our rapid deleveraging capacity, with our current leverage ratio now at 3.7 times EBITDA compared to 4.1 times at year end 2007.

As announced on June 28, 2008, we have signed a final agreement with Interkabel and the pure cable companies in our Partner Network to acquire their television subscriber base, together with the purchase and long-term lease of certain assets. We are very pleased with this final agreement, as well with the favorable rulings in certain legal cases pursued by Belgacom. Once the agreement has been approved by the general assemblies of the municipalities, all customers across Flanders will have the choice between two interactive digital TV platforms through cable or DSL and will have access to at least two providers of triple play, allowing them to benefit from attractively priced bundles, next to those already offered on DSL.

Our general economic environment is being closely monitored. For the first half of 2008, we did not experience any such impact on our operating and financial performance but we remain cautious about the second half of the year. We however continue focusing on our expense levels and process excellence and therefore, based on the first half results and our assessment of the second half, we are pleased to increase our EBITDA growth outlook for the full year of 2008 to 8%-10% from 6%-8%. We remain committed to our strategy of recurring cash flow returns to

Telenet Group Holding NV – Earnings Release First Half 2008

shareholders based on our continuous assessment of value enhancing investments, the economic environment and the Company’s operational and financial evolution and look forward to a successful final closure of the Interkabel transaction and the financial consolidation of their activities, expected by October this year. The consolidation of their activities could further enhance our current full year outlook, in which annualized revenue exceeding €1 billion are close to being achieved.”

Half Year Financial Report 2008 – For more information, please consult our Consolidated Half Year Financial Report for 2008 available for download on our website http://investors.telenet.be

Conference call – Telenet will host a conference call for institutional investors and analysts on August 6, 2008, at 3.00pm CET. For dial-in details and webcast links, please access: http://investors.telenet.be

Contacts

Press:	Jan de Grave	Stefan Coenjaerts
	VP Communications	Corporate Communications
	jan.de.grave@staff.telenet.be	stefan.coenjaerts@staff.telenet.be
	Phone: +32 15 333 465	Phone: +32 15 335 006

Analysts and Investors:	Vincent Bruyneel	Christiaan Sluijs
	Director Investor Relations	Analyst Investor Relations
	vincent.bruyneel@staff.telenet.be	christiaan.sluijs@staff.telenet.be
	Phone: + 32 15 335 696	Phone: +32 15 335 703

About Telenet – Telenet is a leading provider of media and telecommunication services. Its business comprises the provision of cable television, high speed internet and fixed and mobile telephony services, primarily to residential customers in Flanders and Brussels. In addition, Telenet offers services to business customers across Belgium under the brand Telenet Solutions. Telenet is listed on the Euronext Brussels Stock Exchange under the ticker symbol TNET.

Additional Information – Additional information on Telenet and its products can be obtained from our website http://www.telenet.be. Further information regarding the operating and financial data presented herein can be downloaded from the investor relations pages of this website. Our Consolidated Annual Report 2007 and Consolidated Half Year Financial Report 2008, as well as presentations related to the financial results of the first half of 2008, have been or will be made available from the investor relations pages of our website (http://investors.telenet.be).

Safe Harbor Statement under the U.S. Private Securities Litigation Reform Act of 1995 – Various statements contained in this document constitute “forward-looking statements” as that term is defined under the U.S. Private Securities Litigation Reform Act of 1995. Words like “believe,” “anticipate,” “should,” “intend,” “plan,” “will,” “expects,” “estimates,” “projects,” “positioned,” “strategy,” and similar expressions identify these forward-looking statements, which involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements or industry results to be materially different from those contemplated, projected, forecasted, estimated or budgeted whether expressed or implied, by these forward-looking statements. These factors include: potential adverse developments with respect to our liquidity or results of operations; our ability to complete the proposed transaction with the PICs; our significant debt payments and other contractual commitments; our ability to fund and execute our business plan; our ability to generate cash sufficient to service our debt; interest rate and currency exchange rate fluctuations; the impact of new business opportunities requiring significant up-front investments; our ability to attract and retain customers and increase our overall market penetration; our ability to compete against other communications and content distribution businesses; our ability to maintain contracts that are critical to our operations; our ability to respond adequately to technological developments; our ability to develop and maintain back-up for our critical systems; our ability to continue to design networks, install facilities, obtain and maintain any required governmental licenses or approvals and finance construction and development, in a timely manner at reasonable costs and on satisfactory terms and conditions; our ability to have an impact upon, or to respond effectively to, new or modified laws or regulations. We assume no obligation to update these forward-looking statements contained herein to reflect actual results, changes in assumptions or changes in factors affecting these statements.

Financial Information – The audited consolidated annual financial statements of Telenet Group Holding as of and for the year ended December 31, 2007 has been prepared in accordance with International Financial Reporting Standards, as adopted by the EU (EU GAAP) unless otherwise stated.

Non-GAAP measures – EBITDA and Free Cash Flow are non-GAAP measures as contemplated by the U.S. Securities and Exchange Commission’s Regulation G. For related definitions and reconciliations, see the Investor Relations section of Liberty Global, Inc. website (http://www.lgi.com).

This document has been released on August 5, 2008, at 5.45pm CET.

Telenet Group Holding NV – Earnings Release First Half 2008

1	Operational highlights

Multiple play. In the first half of 2008, the Company added a net aggregate 181,000 subscribers to its three core product groups – broadband internet, fixed telephony and digital television, indicating good continuation of subscriber growth. Compared to June 2007, we succeeded in adding almost 360,000 net subscribers to these three core growth engines, which are the foundations of Telenet’s successful growth. These results yielded a total subscriber base of 3,212,000 at the end of June 2008, compared to 3,083,000 subscribers at the end of June 2007, excluding mobile telephony. Triple play customers on the Telenet Network reached 359,000, up 32% year-on-year. 22% of our customer relationships on the Telenet Network subscribe to at least three products, compared to 16% a year ago. The share of single play customers has further decreased to 56%, which indicates good progress in our cross- and upsell strategy as well as the opportunity to further increase multi-play service uptake. We achieved a ratio of 1.65 services per customer relationship as of June 30, 2008, up from 1.53 as of June 30, 2007. These numbers further underline the ongoing reality of the triple play convergence, in which more and more customers opt for a single provider for their media and communication services while yielding operational efficiencies for installation, invoicing and customer care.

ARPU per customer relationship. Alongside our improving triple play statistics, ARPU per customer relationship on the Telenet Network increased by 12% to €32.6 for the second quarter of 2008, up from €29.2 for the corresponding prior year period. This growth is a clear reflection of a continuation in the uptake of adding more services per unique customer relationship and subscribers migrating from analog to digital television, generating an average ARPU of more than double the analog base fee.

1.1	Broadband internet

Subscriber base. As of June 30, 2008, our total broadband internet subscribers reached 935,000, an increase of 101,000 or 12% compared to a year earlier, which represents a penetration ratio of homes passed in the Combined Network of 34%. We added 52,000 net subscribers during the first half of 2008, during which the second quarter seasonally faced fewer net additions. Out of our 935,000 total broadband internet subscribers, 32,000 were attributable to non-residential customers. Our residential broadband internet subscriber base grew to 903,000 by the end of June 2008, up from 804,000 at the end of June 2007. Churn in this service, including the former UPC Belgium area, was at 7.8% for the second quarter of 2008, compared to 7.5% for the corresponding prior year period and 8.4% in previous quarter.

These favorable results underline the attractive product positioning we have achieved in a highly competitive market by offering customers a reliable, safe and fast broadband connection. We remain committed to continuously improving our product specifications while keeping prices stable. On July 14, 2008, we upgraded the downstream speeds for our low-tier ComfortNet product from 4 to 6 MBps, and our mid-tier ExpressNet product from 10 to 15 MBps, thereby reinforcing our broadband speed leadership and implying lower retail pricings on a per megabit basis. These enhancements will enable our customers to fully exploit rapid proliferation of “web 2.0”-applications via our advanced cable network.

ARPU and revenue trend. In line with prior periods, our broadband internet tier mix remained fairly stable. At the end of June 2008, 79% of our subscriber base was serviced by a mid- or high-tier product offering download speeds of 10 MBps or higher, compared to 83% a year earlier. Our increasing broadband penetration implied a slowly increasing proportion of lower-tier segment take up from new customers, but at a slower pace than initially anticipated. Our broadband ARPU for both the first half and the second quarter of 2008 demonstrated a low single-digit percentage rate of decline compared to the respective period a year ago, primarily as a consequence of the discount in our bundled offerings. For the first half of 2008, broadband internet revenue increased by 10% to €175.2 million from €158.8 million for the corresponding prior year period.

Telenet Group Holding NV – Earnings Release First Half 2008

1.2	Telephony

Fixed telephony. We ended the first half of 2008 with 589,000 fixed telephony subscribers, an increase by 41,000 during the first six months in which the second quarter seasonally faced lower net additions. Compared to the prior year’s corresponding period, our fixed telephony subscriber base grew by 89,000 or 18%, reaching a penetration rate of homes passed of over 21% in the Combined Network. Our residential fixed telephony base reached 580,000 subscribers as of the end of June 2008; the remaining 9,000 were non-residential customers. Churn for the second quarter of 2008 reported 7.8%, including the former UPC Belgium area, compared to 7.1% last year and 8.6% previous quarter.

The key drivers of our telephony subscriber growth continue to be our competitively priced fixed telephony offerings including the “FreePhone” and “FreePhone 24” rate plans, which offer even better value when taken in one of our bundles. Fixed telephony remains a highly competitive market in which we anticipate continued innovation in the packaging and pricing of telephony services.

Mobile telephony. Our mobile telephony service added a net 17,000 subscribers during the first half of 2008 and we doubled prior year’s subscriber base to reach a total of 73,000 mobile subscribers as of June 30, 2008. These mobile services were primarily sold to existing customers as part of a bundle and hence, were achieved without incurring any incremental marketing cost. Our second quarter additions were somewhat lower compared to the prior year second quarter as a result of the insourcing project of our mobile back office operations as announced in our first quarter earnings release, which resulted in temporary delays. Our insourced operation reinforces our end-to-end customer process cycle for our mobile product line and will enable an increased efficiency in the activation ratio of sold SIM-cards.

ARPU and revenue trend. In line with our anticipations, we experienced sequential downward pressure on our fixed telephony ARPU, primarily due to (i) the addition of new subscribers on bundled and flat-rate tariffs and (ii) lower retail rates for fixed-to-mobile voice traffic as a result of a decrease in mobile termination rates as of October last year, the benefits of which we passed on to our customers. In addition, following the new regulatory framework, we incurred a significant negative impact of reduced fixed line termination rates as of January 2008, which decreased on average by 40% versus the prior year. Despite these elements, the solid growth in our fixed telephony subscriber base and the increase in mobile telephony revenue resulted in overall telephony revenue of €104.0 million for the first half of 2008, up by 6% from €98.3 million for the corresponding prior year period.

1.3	Television

1.3.1	Digital television

Subscriber base. As of June 30, 2008, we reported a total of 479,000 subscribers to our digital television service (iDTV), representing a net increase of 88,000 subscribers for the first half of 2008. Compared to June 30, 2007, our iDTV base grew by 169,000 or 55%. These strong subscriber additions were in particular driven by attractive set top box rental schemes introduced in March 2008. Our second quarter subscriber additions were primarily generated through rented set top boxes, while in the first quarter the majority were sold.

In addition to iDTV, we have 22,000 subscribers to premium PayTV content received through an alternative platform on the Partner Network.

ARPU and revenue trend. During the second quarter of 2008, we continued to see strong progress in total video-on-demand transactions, up by 78% compared to the corresponding prior year period. During the same period the number of paying transactions increased by 92%. Each of our digital television subscribers registered an average of 3.6 transactions per month in the second quarter of 2008, compared to 3.2 for the prior year period. Having seen this ratio increase solidly for three consecutive quarters indicates that new customers are increasingly enjoying the benefits of video-on-demand. Our digital TV ARPU for the second quarter remained fairly flat, on top of the basic cable television ARPU.

Telenet Group Holding NV – Earnings Release First Half 2008

Total premium television revenue generated by both our digital TV and PayTV customers reached €37.1 million for the first half of 2008, up from €29.6 million for the same period in 2007, an increase of 25% year-on-year. This revenue comprises additional services such as on-demand and premium and thematic channel pack subscriptions, and comes on top of the basic TV subscription revenue as described below.

1.3.2	Basic cable TV

Subscriber base. Subscribers to both basic analog and digital television services reached a total of 1,667,000 at the end of June 2008, compared to 1,723,000 at the end of June 2007. Our basic cable television subscribers comprise 1,188,000 subscribers receiving an analog television service and 479,000 iDTV subscribers. Therefore, as of June 30, 2008, almost 30% of our basic cable TV subscribers were digital.

We experienced a net organic decrease in our basic cable TV subscriber base of 18,000 subscribers during the first half of 2008 which is in line with our expectations, and comes amid competition from other digital television and satellite providers. For the second quarter of 2008, we observed a lower rate of net loss compared to previous quarters, reporting a net loss of 6,000.

The impact of this loss in subscribers was partially offset by the increase of the basic TV subscription fee effective as of August 2007, and implemented as subscribers renewed on an annual basis. Total basic TV revenue reported for the first half of 2008 was €109.4 million compared to €110.3 for the same period last year.

1.4	Telenet Solutions

Our business service division continued to deliver good top line growth through its segmented approach in offering coaxial and fiber based products for voice, data and internet services. Revenue for the first half of 2008 reached €50.5 million, up 18% on the prior year. Approximately two thirds of this increase was attributable to strong sales momentum in the carrier and data segment, in which our scalable and flexible IP-VPN solutions continue to win customers. A little over one third of this increase was attributable to the acquisition of Hostbasket in the beginning of 2008 through which we provide complementary hosting services in the business market.

However, we do not underestimate the highly competitive and price sensitive environment in which our business-to-business division is operating and hence we will continue to focus on the appropriate product offerings for each of our core segments, with a particular focus on small and medium-sized enterprises.

2	Financial Review

2.1	Revenue

We delivered further good operating performance with revenue growth for the first half of 2008 of 8% to reach €492.5 million from €456.7 million in the first half of 2007. This progress was attributable to the growth in residential broadband internet, fixed telephony and digital TV subscribers, as well as continued momentum in our business services, offset by a moderate price pressure for broadband internet and a stronger price pressure for fixed telephony. Growth in broadband internet revenue, by €16.5 million or 10% year-on-year was the most significant contributor, delivering almost 50% of the total increase in the first half of 2008 revenue compared to the corresponding prior year period. Premium cable television revenue was €37.1 million for the first half of 2008, an improvement of 25%, which reflects the continued strong uptake of our digital TV product combined with good progress in on-demand services. Growth in our telephony revenue, by €5.8 million or 6% year-on-year, embeds a continued pressure on price as the

Telenet Group Holding NV – Earnings Release First Half 2008

share of free outgoing voice traffic increased. In addition, we faced a decrease in interconnection revenue following the regulatory-driven reduction of our fixed termination rates by approximately 40%. Strong growth in fixed telephony subscribers and good progress in mobile telephony more than offset these reductions. Our business services division delivered €7.8 million or 18% revenue growth, of which a little over one third was attributable to the acquisition of Hostbasket.

Our reported premium cable television revenue excludes sales of iDTV set top boxes, which are classified under “Distributors/Other” while set top box rentals are included within the recurring premium cable television revenue. In the first half of 2008, sales of iDTV set top boxes generated €5.1 million of revenue, compared to €7.1 million for the same period last year. This decrease is predominantly attributable to the introduction of set top box rental offerings as of March 2008, which generate recurring revenue as opposed to upfront revenue from set top boxes sales. The remaining €11.0 million of the total €16.1 million of “Distributors/Other” revenue represents revenue from cable television activation and installation fees and other services such as online advertising on our portal and community websites.

2.2	Expenses

Total operating expenses for the first half of 2008 rose 7% to €376.8 million from €353.1 million a year ago, a moderate increase thanks to various efficiency and process improvement projects that we continue to implement. Operating expenses for the first half of 2008 included expenses of €3.5 million related to the 2008 Employee Stock Purchase Plan and the 2007 Employee Stock Option Plan. Excluding these items, our operating expenses increased by 6%.

Costs of services1 represented €283.6 million of total operating expenses during the first half of 2008, a year-on-year increase of 5%, which was a smaller increase than our revenue growth rate of 8%. This increase was primarily attributable to higher call center capacity requirements, rising copyright and content costs and other network operating costs, reflecting the continued rapid growth of our subscriber base – predominantly in digital television, slightly offset by lower set top box purchase expenses as a result of the shift from sales to rental.

Selling, general and administrative1 (SG&A) expenses represented €89.7 million of total operating expenses during the first half of 2008, a year-on-year increase of 8%. During the first half of 2008, we incurred professional fees related to the Interkabel legal proceedings which were not applicable during the prior year period. This increase in SG&A expenses included moderate increases in personnel and sales and marketing expenses.

Costs of services provided as a percentage of total revenue decreased to 58% of revenue for the first half of 2008, compared to 59% of revenue for the same period prior year, and we reported flat SG&A expenses as a percentage of total revenue of 18% for the respective 2008 and 2007 periods.

2.3	EBITDA and operating profit

EBITDA. EBITDA increased by 11% on a year-on-year basis to €242.4 million for the first half of 2008, from €218.2 million for the first half of 2007. This represents an EBITDA margin of 49.2% compared to 47.8% the prior year, an improvement of 1.4 percentage points.

Operating profit. Depreciation and amortization totaled €123.2 million for the first half of 2008 versus €114.3 million in 2007, an increase of 8%, which can partly be attributed to a larger share of capital expenditures being depreciated in a shorter timeframe. The combination of a strong growth in EBITDA and a moderate increase in depreciation and amortization, led to an operating profit of €115.7 million for the first half of 2008 as compared to €103.5 million for the first half of 2007, an increase of 12%.

[1]	Excluding stock-based compensation

Telenet Group Holding NV – Earnings Release First Half 2008

2.4	Net result

On top of the operating result, our net result for the first half of 2008 further included interest expenses, a significant favorable impact of changes in the fair value of our interest hedging instruments, and regular deferred taxes.

Finance costs. Net finance costs decreased to €35.8 million for the first half of 2008 from €48.2 million for the first half of 2007. The decrease was predominantly influenced by significant net changes in the fair values of our foreign exchange and derivative financial instruments, generating a €41.0 million gain compared to a loss of €0.3 million in the prior year period. This effect is primarily a result of the favorable change in the fair value of our interest rate derivatives following an increase of the EURIBOR rate. Changes in the fair values of our derivative instruments have no impact on our cash flows. Excluding this effect, net finance costs were €76.8 million for the first half of 2008, compared to €47.9 million for the corresponding prior year period. This increase is mainly a result of our 2007 refinancing activities in which we increased our debt to €1.9 billion as of October 2007 from €1.2 billion before, partially offset by a lower average interest rate on the new Senior Credit Facility. In addition, during the first half of 2008 we realized a foreign exchange loss of €0.2 million, compared to a gain of €5.6 million during the first half of 2007.

Income tax expenses. In the first half of 2008, we recorded income tax expenses of €30.8 million, compared to an income tax benefit of €62.5 million in the first half of 2007. The income tax benefit in 2007 was a result of the recognition of a non current deferred tax asset related to the net operating losses of Telenet NV, which resulted in a one-off favorable impact of €94.3 million in our net result for the first half of 2007. The income tax expenses of 2008 all relate to deferred tax expenses of which the majority did not have any cash consequences.

Net income. We recorded a net profit of €49.0 million for the first half of 2008, compared to €117.7 million for the same period in the prior year, including the favorable change in the fair value of our derivatives and the one-off deferred tax benefit, respectively. Excluding these effects, the decrease in net profit is primarily a result of higher recurring interest charges, partially offset by an improved operating result.

2.5	Cash flow and liquidity

Net cash from operating activities. Net cash provided by operating activities increased to €207.2 million in the first half of 2008, from €196.4 million in the first half of 2007. We generated cash from operations of €278.7 million, a 19% increase compared to the prior year despite the fact that the net cash paid for interest increased to €71.5 million from €37.5 million for the respective prior year period, as a result of the refinancing of the non-cash interest Senior Discount Notes in October 2007 and the above mentioned higher debt levels since October 2007.

Free cash flow. The Company generated free cash flow2 of €87.6 million for the first half of 2008, compared to €88.8 million generated during the first half of 2007 and is primarily the combined result of the higher cash interest expenses and strong improvement of EBITDA and working capital.

Net cash from financing activities. Net cash used in financing activities decreased to €12.4 million for the first half of 2008, down from €121.9 million for the first half of 2007. The cash used in financing activities during the first half of 2007 reflects several debt prepayments under the old Senior Credit Facility, for a total of €122.0 million. Since no debt repayments are due before 2012 under the new Senior Credit Facility, the cash used in financing activities for the first half of 2008 is limited to the annuity fee paid in connection with the current usage rights on the Partner Network as well as the €12.0 million payment of debt issuance costs in connection with our Senior Credit Facility.

[2]

Free cash flow is defined as net cash provided by operating activities, excluding cash related to the purchase and sale of derivatives and excluding accelerated interest payments under discounted debt instruments; less cash used in investing activities, excluding acquisitions.

Telenet Group Holding NV – Earnings Release First Half 2008

Leverage ratio and availability of funds. As of June 30, 2008, the drawn amount of our new Senior Credit Facility and outstanding cash balance represents a net leverage ratio of 3.7x EBITDA3. Under the new Senior Credit Facility, the Company has access to an additional committed loan capacity of €400.0 million, subject to compliance with applicable covenants, pursuant to the Term Loan B2 and Revolving facility which are available to be drawn up to and including June 30, 2009 and June 30, 2014, respectively, pursuant an amendment to the Senior Credit Facility as announced on May 23, 2008. On May 16, 2008, Moody’s Investor Services upgraded our Corporate Family Rating and the rating of our Senior Secured Credit Facility from B1 to Ba3.

2.6	Capital expenditures

Capital expenditures4 were €98.3 million in the first half of 2008, compared to €112.6 million in the same period last year. The first half of 2007 included €12.0 million of expenditures related to the construction of our office extensions, implying rebased capital expenditures of €100.6 million. Rental boxes accounted for €9.8 million in the first half of 2008 and €5.5 million in the first half of 2007, or 10% and 5% of total rebased capital expenditures, respectively. Approximately 58% of our capital expenditures during the first half of 2008 were related to other subscriber growth, on top of set top boxes, or were network growth related, such as the network bandwidth upgrade project and various investments to accommodate our increased subscriber base. We also benefited from further contract renegotiations yielding reduced unit prices and customer installation costs. The balance represented fixed asset network investments, repairs and replacements. As a percentage of revenue, total capital expenditures decreased to 20% of revenue in the first half of 2008 from 22% of revenue in the prior year period, primarily as a result of timing differences in the network upgrade projects and lower customer installation costs. Excluding the set top box rentals, capital expenditures were 18% of revenue in the first half of 2008 and 21% for the prior year period.

3	Outlook and other information

3.1	Outlook for the year 2008

Having reported 8% growth in revenue for the first half of 2008 and considering our continued success in growing our subscriber base across all our three core product lines, we are well on track to reach our full year outlook. During the second half of 2008, we will continue to seek to offer our customers an attractive combination of individual quality products, attractive bundled offerings and high service levels, which will further fuel our potential to grow subscribers and revenue during the second half of the year and beyond. We have to note that the revenue growth rate of the first half of 2008 was to some extent positively impacted by set top box sales since the new rental propositions, which generate lower but recurring revenue, were only introduced as of March 2008. We have not yet observed the same level of change in the broadband tier product mix as expected, nor have we seen any impact from weakened economic conditions yet. Nevertheless, we remain prudent about the competitive environment and potential trends from an imminent economic slowdown.

Our improved operational performance and efficiency gains resulted in EBITDA growth of 11% for the first half of 2008, which is well ahead of our full year outlook. Taking into account our assessment of the second half year operations and our continued commitment to methodically focus on our expense levels and process excellence, we are raising our EBITDA growth outlook for the full year 2008 to 8%-10% from 6%-8%. Our capital expenditures are expected to remain within the range of €180-€190 million, excluding set top box rentals.

[3]	Calculated as per Senior Credit Facility definition, using last two quarters’ annualized EBITDA.

[4]	Capital expenditures are defined as additions to property, equipment and intangible assets as reported in our consolidated balance sheet on an accrued basis.

Telenet Group Holding NV – Earnings Release First Half 2008

Excluding any impact from the potential Interkabel consolidation, our revised outlook for the full year of 2008 is now:

Revised Outlook 2008 (organic)
Revenue growth	5% - 6%
EBITDA growth	8% - 10% (from 6% -8%)
Capital expenditures(1)	€180 – €190 million

(1)	Excludes capital expenditures supporting set top box rental offering.

3.2	Dividend policy

Certain articles under Belgian Company law and under Telenet Group Holding’s Articles of Association restrict the ability of Telenet Group Holding to make dividend payments until certain minimum reserves are attained. In addition, our new Senior Credit Facility imposes significant restrictions on our ability to make dividends or other distributions. As a result, our ability to pay dividends relies on numerous factors, the impact of which we can not forecast with certainty.

3.3	Subsequent events

•	Final agreement with Partner Network (Pure Intercommunales or “PICs”)

On June 28, 2008, Telenet executed an agreement with the PICs (the 2008 PICs Agreement), which provides for the acquisition of the PICs’ analog and digital television activities, including the entire subscriber base and the purchase and the long-term lease of the network assets comprising the Telenet Partner Network. Among other matters, the 2008 PICs Agreement, which supersedes the agreement-in-principle that the parties signed on November 26, 2007, provides that the PICs would remain the legal owners of the Telenet Partner Network, and that Telenet would receive full rights to use the Telenet Partner Network under a long-term lease for a period of 38 years via a user right in rem, for which it will pay annual fees in addition to the fees payable under the existing structure. It is also provided that the PICs will subsequently be able to use limited bandwidth for certain public interest services. The closing of this transaction is subject to the approval of the general assemblies of the PICs and closing can therefore only occur after such approval has been obtained. The approval process is expected to be completed by October 2008. The closing of this transaction will enable Telenet to extend its interactive digital television services and triple play offerings to consumers served by the Telenet Partner Network.

•	Telenet Media, Concentra and VAR intend to create new media joint-venture

On July 2, 2008, Telenet Media, Concentra Media and VAR announced their intentions to consolidate their digital assets into a new media sales house. This strategic alliance will drive various economies of scale in a fragmented advertising market. The formal execution of this agreement is expected within a few weeks and a commercial launch by September 2008. The Concentra Group publishes various national, regional and specialized newspapers and magazines and owns three regional television stations. The VAR is a subsidiary of the Flemish public broadcaster VRT and manages the advertising strategy of the various public radio and television brands.

Telenet Group Holding NV – Earnings Release First Half 2008

•	Telenet and Videohouse engage in operational partnership

On July 3, 2008, Telenet reached a final agreement with Videohouse on the outsourcing of all operations and services regarding the technical production of Prime and video-on-demand. Videohouse is the Belgian market leader of broadcast facilities to audio-visual media. This final agreement represents a further elaboration of the agreement-in-principle that the parties signed on May 28, 2008.

•	Telenet and VGAS create new media gaming joint-venture

On July 10, 2008, Telenet and Vgas have signed a letter of intent to consolidate their media and gaming activities into a new joint-venture T-Vgas. Vgas publishes the leading gaming magazine in Flanders and is already active on the Flemish television. The consolidation will allow a stronger positioning towards a unique advertising target group.

Telenet Group Holding NV – Earnings Release First Half 2008

4	Telenet Group Holding NV – Selected EU GAAP
consolidated statement of operations detail

As of and for the periods ended	June 2008	June 2007	Change %
Premises serviced (in thousands)
Homes passed - Telenet Network	1,929	1,910	1%
Homes passed - Partner Network	828	820	1%
Television
Telenet Network
Analog Cable TV	1,188	1,414	-16%
Digital Cable TV (iDTV)	479	309	55%

Total Cable TV	1,667	1,723	-3%

Partner Network
Analog Cable TV (*)	22	26	-15%
Combined Network
Analog Cable TV	1,210	1,440	-16%
Digital Cable TV (iDTV)	479	309	55%

Total Cable TV	1,688	1,750	-4%

Internet
Residential Broadband Internet	903	804	12%
Business Broadband Internet	32	29	10%

Total Broadband Internet	935	834	12%

Telephony
Residential Telephony	580	492	18%
Business Telephony	9	8	13%

Total Telephony	589	500	18%

Mobile telephony (active customers)	73	37	97%

Total Premises Serviced (excl. Mobile telephony)	3,212	3,083	4%

Churn for the three months ended
Basic cable television	7.1%	7.4%

Broadband internet	7.8%	7.5%

Telephony	7.8%	7.1%
Customer relationship information on Telenet Network
Services per customer relationship	1.65	1.53	8%

Total customer relationships (in thousands)	1,667	1,723	-3%

ARPU per customer relationship (for the three months ended, in € / month)	32.6	29.2	12%

(*)	includes PayTV subscribers on the Partner Network

Telenet Group Holding NV – Earnings Release First Half 2008

5	Telenet Group Holding NV – Selected EU GAAP condensed consolidated interim financial statements

5.1	EU GAAP condensed consolidated interim income statement (unaudited)

(€ in millions, except percentages and per share amounts)	For the three months ended June 30,			For the six months ended June 30,
	2008	2007	% Change	2008	2007	% Change
Revenue
Basic cable television	54.5	55.4	-2%	109.4	110.3	-1%

Premium cable television	19.4	15.6	24%	37.1	29.6	25%

Distributors / other	6.7	7.3	-9%	16.1	17.0	-5%

Residential broadband internet	87.7	80.3	9%	175.2	158.8	10%

Residential telephony	51.9	49.9	4%	104.0	98.3	6%

Business services	25.3	21.3	19%	50.5	42.7	18%

Total Revenue	245.4	229.8	7%	492.5	456.7	8%

Expenses
Costs of services provided	(141.2)	(135.8)	4%	(285.0)	(270.2)	5%

Gross Profit	104.2	94.1	11%	207.5	186.5	11%

Selling, general and administrative costs	(45.8)	(40.7)	13%	(91.9)	(82.9)	11%

Operating profit	58.4	53.4	9%	115.7	103.5	12%

Finance income (costs), net	15.3	(24.2)	n/a	(35.8)	(48.2)	-26%

Share of the loss of associates accounted for using the equity method	(0.1)	(0.0)	269%	(0.2)	(0.1)	103%

Net profit before income taxes	73.6	29.2	152%	79.7	55.2	44%

Income tax benefit (expense)	(17.9)	77.8	n/a	(30.8)	62.5	n/a

Net profit	55.8	106.9	-48%	49.0	117.7	-58%

EBITDA	123.7	111.8	11%	242.4	218.2	11%
margin %	50.4%	48.6%		49.2%	47.8%

Weighted average shares outstanding				109,662,325	101,528,841
Basic net earnings per share				0.45	1.16
Diluted net earnings per share				0.44	1.10
Expenses by Nature
Employee benefits	29.3	30.9	-5%	60.2	62.1	-3%

Depreciation	47.9	44.2	9%	93.4	86.8	8%

Amortization	13.7	12.2	12%	25.7	24.0	7%

Amortization of broadcasting rights	1.9	1.8	10%	4.2	3.6	18%

Network operating and service costs	66.7	64.7	3%	139.1	129.9	7%

Advertising, sales and marketing	14.9	13.4	11%	28.2	27.6	2%

Share based compensation	1.7	0.2	704%	3.5	0.3	1080%

Other costs	10.9	9.1	19%	22.5	18.8	20%

Total Expenses	186.9	176.4	6%	376.8	353.1	7%

Telenet Group Holding NV – Earnings Release First Half 2008

5.2	EU GAAP Condensed consolidated interim income statement (unaudited)

(€ in millions, except percentages and per share amounts)	For the three months ended June 30,			For the six months ended June 30,
	2008	2007	% Change	2008	2007	% Change
Revenue	245.4	229.8	7%	492.5	456.7	8%
Costs of services provided	(141.2)	(135.8)	4%	(285.0)	(270.2)	5%

Gross Profit	104.2	94.1	11%	207.5	186.5	11%

Selling, general and administrative costs	(45.8)	(40.7)	13%	(91.9)	(82.9)	11%

Operating profit	58.4	53.4	9%	115.7	103.5	12%

Finance income (costs), net	15.3	(24.2)	n/a	(35.8)	(48.2)	-26%
Share of the loss of associates accounted for using the equity method	(0.1)	(0.0)	269%	(0.2)	(0.1)	103%

Net profit before income taxes	73.6	29.2	152%	79.7	55.2	44%

Income tax benefit (expense)	(17.9)	77.8	n/a	(30.8)	62.5	n/a

Net profit	55.8	106.9	-48%	49.0	117.7	-58%

Basic earnings per share				0.45	1.16
Diluted earnings per share				0.44	1.10

5.3	EU GAAP Condensed consolidated interim statement of cash flows (unaudited)

(€ in millions)	For the six months ended June 30,
	2008	2007	% Change
Cash flows provided by operating activities	207.2	196.4	6%

Cash flows used in investing activities	(124.1)	(107.8)	15%

Cash flows used in financing activities	(12.4)	(121.9)	-90%

Net increase (decrease) in cash and cash equivalents	70.7	(33.3)	n/a

Certain comparative amounts in the 2007 cash flow statement have been reclassified for purposes of more appropriate comparison between the figures of the reported period for the current year and the previous year.

Telenet Group Holding NV – Earnings Release First Half 2008

5.4	EU GAAP Condensed consolidated balance sheets (unaudited)

(€ in millions)	June 30, 2008	Dec 31, 2007	Change
ASSETS
Non-current Assets:
Property and equipment	994.9	1,008.6	(13.7)

Goodwill	1,101.7	1,096.0	5.6

Other intangible assets	249.9	259.1	(9.3)

Deferred tax assets	14.6	60.6	(46.1)

Derivative financial instruments	55.6	31.3	24.3

Other assets	1.1	1.9	(0.7)

Total non-current assets	2,417.8	2,457.5	(39.8)

Current Assets:
Inventories	2.2	5.5	(3.2)

Trade receivables	91.0	110.8	(19.7)

Derivative financial instruments	13.9	2.5	11.4

Other current assets	13.2	14.4	(1.2)

Cash and cash equivalents	147.3	76.6	70.7

Total current assets	267.8	209.7	58.0

TOTAL ASSETS	2,685.5	2,667.3	18.3

EQUITY AND LIABILITIES
Equity:
Contributed capital	1,088.4	1,081.1	7.3

Other reserves	895.9	891.2	4.8

Retained loss	(1,753.3)	(1,802.2)	49.0

Total equity	231.0	170.1	61.0

Non-current Liabilities:
Long-term debt, less current portion	1,984.7	1,999.9	(15.2)

Derivative financial instruments	0.4	5.3	(4.9)

Unearned revenue	11.7	12.7	(1.0)

Deferred tax liabilities	—	15.0	(15.0)

Other liabilities	26.2	28.7	(2.5)

Total non-current liabilities	2,023.1	2,061.7	(38.6)
Current Liabilities:
Current portion of long-term debt	20.6	18.5	2.0

Accounts payable	200.6	230.4	(29.8)

Accrued expenses and other current liabilities	76.8	62.4	14.4

Unearned revenue	133.2	123.5	9.7

Derivative financial instruments	0.3	0.7	(0.4)

Total current liabilities	431.4	435.5	(4.1)

Total liabilities	2,454.5	2,497.2	(42.7)

TOTAL EQUITY AND LIABILITIES	2,685.5	2,667.3	18.3